Exhibit 99.1

Press Release
October 21, 2014

LCNB CORP. REPORTS FINANCIAL RESULTS FOR
THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014

LCNB Corp. (LCNB) today announced net income of $2,718,000 (total basic and diluted earnings per share of $0.30 and $0.29, respectively) and $6,652,000 (total basic and diluted earnings per common share of $0.72 and $0.71, respectively) for the three and nine months ended September 30, 2014, respectively.  This compares to net income of $2,357,000 (total basic and diluted earnings per common share of $0.31 and $0.30, respectively) and $6,433,000 (total basic and diluted earnings per common share of $0.85 and $0.83, respectively) for the same three and nine-month periods in 2013.  Results for 2013 and 2014 were significantly affected by the completion of mergers with First Capital Bancshares, Inc. and its subsidiary, Citizens National Bank of Chillicothe, on January 11, 2013 and Eaton National Bank & Trust Co. ("Eaton National") on January 24, 2014. In addition, 1,642,857 shares of new voting common stock were issued during the fourth quarter 2013.

Commenting on the financial results, LCNB CEO Steve Wilson said, "We are pleased to report solid financial results for the three and nine month periods ended September 30, 2014. Our return on average assets for the nine-month period was 0.79% and our return on average equity was 7.30%, despite incurring $1,366,000 in merger related costs. This success allowed us to continue our dividend rate of $0.16 per quarter, which equates to a 66.7% payout ratio for the nine months in 2014."

Net interest income for the three and nine months ended September 30, 2014 increased $1,540,000 and $4,571,000, respectively, from the comparative periods in 2013 due primarily to the increased volume of average interest earning assets provided from the merger with Eaton National and by an increase in the net interest margin.

The provision for loan losses for the three and nine months ended September 30, 2014 was $223,000 and $368,000 greater than the comparable periods in 2013.  Net loan charge-offs for the first nine months of 2014 and 2013 totaled $1,027,000 and $383,000, respectively.  Non-accrual loans and loans past due 90 days or more and still accruing interest totaled $6,375,000 or 0.93% of total loans at September 30, 2014, compared to $3,211,000 or 0.56% of total loans at December 31, 2013.  The increase was predominately due to acquired impaired loans that were classified as non-accrual at September 30, 2014. Other real estate owned (which includes property acquired through foreclosure or deed-in-lieu of foreclosure and also includes property deemed to be in-substance foreclosed) and other repossessed assets totaled $1,460,000 and $1,463,000 at September 30, 2014 and December 31, 2013, respectively.

Non-interest income for the three-month period in 2014 was $268,000 greater than the comparable period in 2013 and $39,000 less for the nine-month period. The three-month period was greater primarily due to increases in trust income and service charges and fees on deposit accounts. For the nine-month period, increases in trust income and service charges and fees on deposit accounts were more than offset by decreased gains from sales of investment securities and mortgage loans. The increases in service charges and fees were primarily due to a greater number of deposit accounts resulting from the merger. The increase in trust income was due to growth in the fair value of trust assets serviced and to fee adjustments. The decreases in gains from sales of investment securities and mortgage loans were due to lower sales volumes during the 2014 period.

Non-interest expense for the three and nine months ended September 30, 2014 was $1,075,000 and $3,932,000 greater than the comparable periods in 2013. Salaries and employee benefits, as well as a variety of other expense items, increased significantly due to the increased number of employees and offices resulting from the merger with Eaton National. Also contributing to the increase in non-interest expense were increases in other real estate owned expenses, contracted services, amortization of Eaton National's core deposit intangible, and marketing costs.

LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio.  LCNB Corp.’s only business is ownership of LCNB National Bank, which has 35 offices located in Warren, Butler, Montgomery, Clinton, Clermont, Hamilton, Fayette, Ross, and Preble Counties, Ohio.  Additional information about LCNB Corp. and information about products and services offered by LCNB National Bank can be found on the internet at www.lcnb.com.

Certain matters disclosed herein may be deemed to be forward-looking statements that involve risks and uncertainties, including regulatory policy changes, interest rate fluctuations, loan demand, loan delinquencies and losses, and other risks. Actual strategies and results in future time periods may differ materially from those currently expected.  Such forward-looking statements represent management’s judgment as of the current date.  LCNB disclaims any intent or obligation to update such forward-looking statements.   LCNB intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.